Exhibit 10.3.5

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered into as of the 24th day of August, 2011, by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Sublandlord”), and MANCHESTER UNITED LTD., a corporation organized under the laws of the United Kingdom (“Subtenant”).

W I T N E S S E T H:

WHEREAS, by that certain Office Lease Agreement dated as of the 27th day of April, 2007 as amended by Amendment No. 1 to Lease dated as of August 25, 2008 and Amendment No. 2 to Lease dated as of February 17, 2009 and Amendment No. 3 to Lease dated as of April 8, 2010 (collectively, the “Prime Lease”), Wisconsin Place Office LLC (“Landlord”) leases to Sublandlord certain premises (the “Master Premises”) in the building known as Wisconsin Place and located at 5404 Wisconsin Avenue, Chevy Chase, Maryland (the “Building”); and

WHEREAS, subject to the consent of Landlord, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, that portion of the Master Premises containing approximately 7,086 rentable square feet on the tenth (10th) floor of the Building (Suite 1050) and depicted on Exhibit A attached hereto and made a part hereof (the “Subleased Premises”), all upon the terms and subject to the conditions and provisions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. Demise; Use. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Subleased Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used and occupied by Subtenant solely for general office use and for no other purpose.

2. Term. The term of this Sublease shall commence (the “Commencement Date”) on the ninetieth (90th) day after possession of the Subleased Premises has been provided by Sublandlord to Subtenant, and, unless sooner terminated pursuant to the provisions hereof, shall terminate on the last day of the sixtieth (60th) full calendar month following the Commencement Date. As used herein, the phrase “Sublease Year” shall mean the twelve calendar month period commencing on the Commencement Date (or, if the Commencement Date is not the first day of a calendar month, then commencing on the Commencement Date and continuing through the last day of the twelfth full calendar month thereafter) and each anniversary thereof, except that the last Sublease Year may not be twelve calendar months and shall terminate on the last day of the term of this Sublease. Sublandlord shall provide Subtenant with possession of the Subleased Premises (including all necessary keys and access codes thereto) immediately after this Sublease is approved by Landlord.

3. Base Rent.

(a) Subtenant shall pay to Sublandlord base annual rental (“Base Rent”) for the Subleased Premises as follows:

Sublease Year	Rent PSF	Annual Base Rent

1	$36.00	$255,096.00
2	$37.08	$262,748.88
3	$38.19	$270,614.34
4	$39.33	$278,692.38
5	$40.51	$287,053.86

Annual Base Rent shall be due and payable in equal monthly installments. Each such installment shall be due and payable in advance on the first day of each calendar month of the term hereof. If the term of this Sublease commences on a day other than the first day of a month or ends on a day other than the last day of a month, Base Rent for such month shall be prorated; prorated Base Rent for any such partial first month of the term hereof shall be paid on the date on which the term commences. Concurrently with its execution of this Sublease, Subtenant shall pay to Sublandlord the installment of Base Rent due for the first full calendar month within the term of this Sublease.

(b) All Base Rent and additional rent shall be paid without any setoff or deduction whatsoever, and shall be paid to Sublandlord at its address set forth in Section 15(b) below or at such other place as Sublandlord may designate by notice to Subtenant.

4. Additional Rent; Payments.

(a) In addition to the Base Rent described above, Subtenant shall pay to Sublandlord additional rent with respect to the Subleased Premises on account of Operating Expenses and Real Estate Taxes in accordance with the provisions of the Prime Lease. Subtenant’s share of the Building’s Operating Expenses and Real Estate Taxes shall be determined in accordance with Section 4.1(b) of the Prime Lease, except that the term “Premises” as used therein shall be deemed to refer to the Subleased Premises. Upon request, Sublandlord shall furnish Subtenant with copies of all statements (estimated and reconciled) received by Sublandlord from Landlord with respect to Operating Expenses and Real Estate Taxes. In the event Sublandlord exercises its right pursuant to the Prime Lease to audit Landlord’s books and records relating to Operating Expenses and/or Real Estate Taxes, and if such audit results in a refund to Sublandlord of any overpayment made by Sublandlord on account of Operating Expenses and/or Real Estate Taxes, and if Subtenant has theretofore made payment hereunder to Sublandlord on the basis of the Landlord’s statement that is modified as a result of Sublandlord’s audit, then Sublandlord shall pay to Subtenant Subtenant’s pro rata share of the refund received by Sublandlord from Landlord after subtracting therefrom the costs incurred by Sublandlord with respect to the audit.

(b) Subtenant shall pay to Sublandlord all other amounts payable by Sublandlord under the Prime Lease which are attributable to the Subleased Premises (as distinguished from the Master Premises generally) or attributable to Subtenant, its agents, employees, customers or invitees. By way of example and not by way of limitation, charges by Landlord for furnishing air conditioning or heating to the Subleased Premises at times in addition to those certain times specified in the Prime Lease, costs incurred by Landlord in repairing damage to the Building caused by an employee of Subtenant, increased insurance premiums due as a result of Subtenant’s use of the Subleased Premises, and amounts expended or incurred by Landlord on account of any default by Subtenant which gives rise to a default under the Prime Lease would be amounts payable by Subtenant pursuant to this Section 4(b).

(c) Each amount due pursuant to Sections 4(a) & (b) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable on the thirtieth day following the date on which Landlord or Sublandlord has given written notice to Subtenant of the amount thereof, but in no event later than the date on which any such amount is due and payable under the Prime Lease.

(d) All amounts other than Base Rent payable to Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease. If Subtenant fails to pay rent hereunder within five (5) business days after such rent becomes due and payable, Subtenant shall pay to Sublandlord a late charge of five percent (5%) of the amount of such overdue rent. Notwithstanding the foregoing, Sublandlord agrees to waive imposition of the above-described late charge on up to one (1) occasion in any twelve (12) month period, provided Subtenant tenders the overdue payment to Sublandlord within five (5) business days after Sublandlord’s delivery of written notice stating that the payment was not received when due. In addition, any such late rent payment shall bear interest from the date such rent became due and payable to the date of payment thereof by Subtenant at the rate of 12% per annum.

(e) Subtenant shall pay Landlord on the due dates for services requested by Subtenant that are billed by Landlord directly to Subtenant rather than Sublandlord. Sublandlord shall request Landlord to provide any additional services (including after-hours HVAC service) on behalf of Subtenant as Subtenant may request from time to time.

5. Condition of Subleased Premises and Construction of Improvements.

(a) Subtenant’s taking possession of the Subleased Premises shall be conclusive evidence as against Subtenant that the Subleased Premises were in good order and satisfactory condition when Subtenant took possession. No promise of Sublandlord to alter, remodel or improve the Subleased Premises, and no representation respecting the condition of the Subleased Premises or the Building have been made by Sublandlord to Subtenant, and Subtenant shall accept delivery of the Subleased Premises in their “as is” condition. Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession, Subtenant shall surrender the Subleased Premises in at least as good condition as at the commencement of the term hereof, ordinary wear and tear excepted.

(b) Subtenant shall be granted possession of the Subleased Premises immediately after this Sublease is approved by Landlord (provided Subtenant has delivered insurance certificates evidencing that Subtenant is carrying all insurance required to be carried by Subtenant pursuant to this Sublease) for the purpose of installing Subtenant’s initial improvements therein. During such period of possession prior to the Commencement Date, all terms and provisions of this Sublease shall be in full force and effect, with the exception of the obligation to pay Base Rent and additional rent on account of Operating Expenses and Real Estate Taxes.

(c) Sublandlord is not supplying any furniture or equipment for use by Subtenant, and the Subleased Premises shall be delivered to Subtenant empty of any furniture or equipment.

6. The Prime Lease.

(a) This Sublease and all rights of Subtenant hereunder and with respect to the Subleased Premises are subject and subordinate to the terms, conditions and provisions of the Prime Lease. Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Subleased Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease except:

(i) for the payment of rent in amounts other than as set forth in this Sublease; and

(ii) that the following provisions of the Prime Lease do not apply to this Sublease: any provisions in the Prime Lease allowing or purporting to allow Sublandlord any rent concessions or abatements (other than abatements based upon future events, such as casualty, condemnation or failure to provide utilities or services) or construction allowances and any provisions of the Prime Lease granting Sublandlord any expansion options, renewal options, termination options, or rights of first offer or first refusal.

(b) Without limitation of the foregoing:

(i) Subtenant shall not have any obligation or right to construct or install leasehold improvements, alterations or additions without the prior written consent of Landlord as specified in the Prime Lease and the prior written consent of Sublandlord, which approval of Sublandlord shall not be unreasonably withheld, conditioned or delayed. Sublandlord agrees to use commercially reasonable efforts to assist Subtenant in obtaining any such approval from Landlord with respect to any matter that has been approved by Sublandlord. Notwithstanding the foregoing, provided Tenant gives Landlord and Sublandlord prior written notice, Tenant may install in the Subleased Premises, without obtaining Landlord’s or Sublandlord’s prior written consent the following (the “Cosmetic Alterations”): (i) painting, carpeting and wallcoverings, and (ii) minor, nonstructural Alterations of a decorative nature, except that with respect to the items set forth in the foregoing clause (ii) the value of such improvements (as reasonably determined by Landlord or Sublandlord) shall be less than Fifteen Thousand Dollars ($15,000.00) for each alteration, and such improvements shall not require a building permit;

(ii) If Subtenant desires to take any other action and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed with respect to matters as to which Landlord is required by the Prime Lease not to unreasonably withhold its consent. Sublandlord may condition its consent on the consent of Landlord being obtained;

(iii) All rights given to Landlord and its agents and representatives by the Prime Lease to enter the Master Premises shall inure to the benefit of Sublandlord and its agents and representatives with respect to the Subleased Premises;

(iv) Sublandlord shall also have all other rights, privileges, options, reservations and remedies granted or allowed to or held by Landlord under the Prime Lease;

(v) Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease. All policies of liability insurance shall name as additional insureds Landlord and Sublandlord and their respective officers, directors or partners, as the case may be, and the respective agents and employees of each of them. Upon Sublandlord’s request, Subtenant shall furnish Sublandlord with certificates of insurance evidencing that Subtenant is carrying the insurance required to be carried by Subtenant hereunder; and

(vi) Subtenant shall not do anything or suffer or permit anything to be done which could result in a default under the Prime Lease or permit the Prime Lease to be cancelled or terminated.

(c) Notwithstanding anything contained herein or in the Prime Lease that may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:

(i) Subtenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, by operation of law or otherwise, or permit the use of the Subleased Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Subleased Premises or any part thereof, without the prior written consent of Prime Landlord and Sublandlord (which consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed);

(ii) Neither rental nor other payments hereunder shall abate by reason of any damage to or destruction of the Subleased Premises, the Master Premises, or the Building or any part thereof, or any interruption in the supply of utilities or services, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Subleased Premises on account of such event;

(iii) Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Building, the Master Premises or the Subleased Premises;

(iv) Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or lease additional space; and

(v) Subject to Section 6(a) above, as between Sublandlord and Subtenant, in the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control.

(d) It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, if any, made by Landlord in the Prime Lease. With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same, upon written request from Subtenant, and to use reasonable efforts to obtain the same from Landlord. Sublandlord shall not be liable in damages, nor shall rent abate hereunder (except as provided in Section 6(c)(ii) above), for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease.

(e) Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, except the agreements of Subtenant in Sections 10 and 11 hereof in favor of Landlord, and then only to the extent of the same.

7. Default by Subtenant.

(a) Upon the happening of any of the following:

(i) Subtenant fails to pay any Base Rent within five (5) business days after the date it is due; provided that, on up to two (2) occasions in any twelve (12) month period, there shall exist no default unless Subtenant shall have been given written notice of such failure and shall not have made the payment within five (5) business days following the giving of such notice;

(ii) Subtenant fails to pay any other amount due from Subtenant hereunder and such failure continues for five (5) business days after written notice thereof from Sublandlord to Subtenant;

(iii) Subtenant fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for twenty (20) days after written notice thereof from Sublandlord to Subtenant; but if the failure is of a nature that it cannot be cured within such twenty (20) day period, there shall exist no default if Subtenant commences the curing of the failure within such twenty (20) day period and thereafter diligently pursues the curing of same; or

(iv) any other event occurs which involves Subtenant or the Subleased Premises and which would constitute a default beyond cure periods under the Prime Lease if it involved Sublandlord or the Master Premises;

Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Sublandlord thereunder.

(b) In the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, Sublandlord may, after providing Subtenant with written notice and a reasonable opportunity to cure, make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so). In such event, the reasonable amounts so paid and the reasonable amounts expended in undertaking such performance, together with all actual out-of-pocket costs, expenses and reasonable attorneys’ fees incurred by Sublandlord in connection therewith, together with interest on all of the foregoing at the rate specified in Section 4(c) above as applicable to late payments of rent, shall be due as additional rent hereunder.

8. Nonwaiver. Failure of Sublandlord to declare any default or delay in taking any action in connection therewith shall not waive such default. No receipt of moneys by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the term or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys.

9. Cumulative Rights and Remedies. All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

10. Indemnity. Except to the extent caused by the negligence or willful misconduct of Sublandlord and subject to the terms of Section 11 below, Subtenant agrees to indemnify, defend and hold harmless Landlord, Sublandlord and the managing agent of the Building and each of their respective officers, directors, partners, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including reasonable attorneys’ fees and court costs, arising from Subtenant’s occupancy of the Subleased Premises, Subtenant’s construction of any leasehold improvements in the Subleased Premises, any breach or default on the part of Subtenant in the performance of any agreement or covenant of Subtenant to be performed or performed under this Sublease or pursuant to the terms of this Sublease, or any negligence or willful misconduct of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Subleased Premises. In case any such proceeding is brought against any of said indemnified parties, Subtenant covenants, if requested by Sublandlord, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Sublandlord.

11. Waiver of Subrogation. Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees, for any loss or damage that may occur to the Subleased Premises or the Master Premises, or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against (or required by the Prime Lease or this Sublease to be insured against) under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law.

12. Brokerage Commissions. Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Sublease, excepting only Cushman & Wakefield of Maryland, Inc. whose commission shall be paid by Sublandlord, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party which is contrary to the foregoing representations and warranties.

13. Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns. The provisions of Section 6(e) and Sections 10 and 11 hereof shall inure to the benefit of the successors and assigns of Landlord.

14. Entire Agreement. This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Subleased Premises. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect. The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.

15. Notices.

(a) In the event any notice from the Landlord or otherwise relating to the Prime Lease is delivered to the Subleased Premises or is otherwise received by Subtenant, Subtenant shall, as soon thereafter as possible, but in any event within twenty-four (24) hours, deliver such notice to Sublandlord if such notice is written or advise Sublandlord thereof by telephone if such notice is oral.

(b) Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Subleased Premises shall be in writing and shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Sublandlord:

CapitalSource Finance LLC

5404 Wisconsin Avenue

Second Floor

Chevy Chase, MD 20815

Attn: General Counsel

If to Subtenant:

Manchester United Ltd.

5404 Wisconsin Avenue

Tenth Floor

Chevy Chase, MD 20815

With a copy to:

Woods Oviatt Gilman LLP

700 Crossroads Building

2 State Street

Rochester, New York 14614

Attn: Mitchell S. Nusbaum, Esq.

Notices and demands shall be deemed to have been given two (2) days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery. Either party may change its address for receipt of notices by giving notice to the other party.

16. Authority of Subtenant, etc. Subtenant represents and warrants to Sublandlord that this Sublease has been duly authorized, executed and delivered by and on behalf of Subtenant and constitutes the valid, enforceable and binding agreement of Subtenant.

17. Security Deposit. Concurrently with its execution of this Sublease, Subtenant shall deposit with Sublandlord Sixty-Three Thousand Seven Hundred Seventy-Four Dollars ($63,774.00) as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant. If Subtenant defaults beyond applicable notice and cure periods with respect to any provision of this Sublease, including, but not limited to, the provisions relating to the payment of rent, Sublandlord may use, apply or retain all or any part of said security deposit for the payment of any rent and any other sum in default, or for the payment of any other amount which Sublandlord may reasonably spend or become obligated to spend by reason of Subtenant’s default or to reasonably compensate Sublandlord for any other actual loss or damage which Sublandlord may suffer by reason of Subtenant’s default. If any portion of said security deposit is so used or applied, Subtenant shall, within five (5) business days after written demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the security deposit to its original amount, and Subtenant’s failure to do so shall be a material breach of this Sublease. Except to the extent required by law, Sublandlord shall not be required to keep said security deposit separate from its general funds, and Subtenant shall not be entitled to interest on any security deposit. Said security deposit or any balance thereof after appropriate application under the terms hereof shall be returned to Subtenant (or, at Sublandlord’s option, to the last assignee of Subtenant’s interest hereunder) within thirty (30) days after the expiration of the term and Subtenant’s vacation of the Subleased Premises. Nothing herein shall be construed to limit the amount of damages recoverable by Sublandlord or any other remedy to the security deposit. Notwithstanding any of the foregoing to the contrary, (i) if at the end of the first Sublease Year Subtenant is not in default beyond any applicable notice and cure periods hereunder, Sublandlord shall, within five (5) days after the end of such Sublease Year, release $21,258.00 from the Security Deposit back to Subtenant, thereby reducing the Security Deposit to $42,516.00, and (ii) if at the end of the second Sublease Year Subtenant is not in default beyond any applicable notice and cure periods hereunder, Sublandlord shall, within five (5) days after the end of such Sublease Year, release an additional $21,258.00 from the Security Deposit back to Subtenant, thereby reducing the Security Deposit to $21,258.00.

18. Parking. During the term of this Sublease, Subtenant shall have the right to purchase two (2) monthly parking permits for reserved spaces in the Building’s parking garage and up to twelve (12) monthly parking permits for unreserved spaces in the Building’s parking garage, upon the terms and conditions set forth in Article XXIV of the Prime Lease. In the event Subtenant at any time fails to purchase any of the monthly parking permits made available to Subtenant hereunder, Sublandlord agrees that, upon receipt of written notice from Subtenant, Sublandlord will deliver written notice to Landlord requesting that Landlord make available to Subtenant the parking permits that were previously unpurchased by Tenant; Sublandlord and Subtenant mutually acknowledge that the Prime Lease obligates Landlord to make such parking permits available upon at least ninety (90) days’ notice from Sublandlord. The two reserved parking spaces shall be in the locations shown on Exhibit B attached hereto and made a part hereof.

19. Signage. Subject to any approval of Landlord required under the terms of the Prime Lease, Subtenant, at Subtenant’s sole cost, shall be entitled to (i) building-standard suite-entry signage on or adjacent to the front entryway to the Subleased Premises and (ii) building directory signage. To the best of Sublandlord’s knowledge, Landlord does not impose any charge for adding names to the electronic directory in the Building lobby. Sublandlord shall assist Subtenant in obtaining any approvals from Landlord.

20. Renewal. Sublandlord hereby grants to Subtenant the conditional right, exercisable at Subtenant’s option subject to the terms hereof, to renew the term of this Sublease for two (2) renewal terms, the first of which shall be for a term of three (3) years and the second of which shall be for a term of four (4) years and eight (8) months (but in no event to extend beyond the expiration date of the Prime Lease). If exercised, and if the conditions applicable thereto have been satisfied, the first renewal term (the “First Renewal Term”) shall commence immediately following the end of the initial term of this Sublease and the second renewal term (the “Second Renewal Term”) shall commence immediately following the end of the First Renewal Term. The right of renewal herein granted to Subtenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a) Subtenant’s renewal option must be exercised by written notice (“Exercise Notice“) delivered to Sublandlord no later than ten (10) months prior to the expiration of the initial term of this Sublease or the previous Renewal Term (as applicable). Provided that Subtenant has properly exercised the renewal option, the term of this Sublease shall be extended by the applicable Renewal Term (except as provided in subsection (I) below), and all terms, covenants and conditions of this Sublease (including, without limitation, Subtenant’s obligation to pay additional rent on account of Operating Expenses and Real Estate Taxes) shall remain unmodified and in full force and effect, except that, effective as of the first day of each Renewal Term, the Base Rent shall be adjusted to equal the greater of (i) 103% of the Base Rent in effect immediately prior to commencement of the Renewal Term or (ii) the Market Rent for the Subleased Premises. “Market Rent” shall be the fair market amount of Base Rent (including escalations) determined as follows:

(I) Following the giving of Subtenant’s Exercise Notice, Sublandlord and Subtenant shall commence negotiations concerning the amount of Base Rent that shall constitute Market Rent. The parties shall have thirty (30) days after the date Subtenant delivers its Exercise Notice in which to agree on such Market Rent. If, during such negotiation period, the parties are unable to agree on such Market Rent, then Subtenant may, by written notice delivered to Sublandlord no later than the last day of such thirty (30) day period, rescind its exercise of the renewal option, in which case this Sublease shall expire upon the expiration date of the initial term hereof. If Subtenant does not timely deliver such rescission notice, then Sublandlord and Subtenant shall each, within ten (10) days from the expiration of the aforementioned thirty (30) day period, designate an independent, licensed real estate broker, who shall have more than ten (10) years’ experience as a real estate broker specializing in commercial leasing and who shall be familiar with the commercial real estate market in which the Building is located. Said brokers shall each determine the Market Rent within fifteen (15) days. If the lower of the two determinations is not less than ninety-five percent (95%) of the higher of the two determinations, then the Market Rent shall be the average of the two determinations. If the lower of the two determinations is less than ninety-five percent (95%) of the higher of the two determinations, then the two brokers shall render separate written reports of their determinations and within fifteen (15) days thereafter the two brokers shall appoint a third broker with like qualifications. Such third broker shall be furnished the written reports of the first two brokers. Within fifteen (15) days after the appointment of the third (3rd)

broker, the third broker shall appraise the Market Rent. The Market Rent for purposes of this Section shall equal the average of the two closest determinations; provided, however, that (a) if any one determination is agreed upon by any two of the brokers, then the Market Rent shall be such determination, and (b) if any one determination is equidistant from the other two determinations, then the Market Rent shall be such middle determination. Sublandlord and Subtenant shall each bear the cost of its broker and shall share equally the cost of the third broker.

(II) Among the factors to be considered in determining Market Rent shall be the rental rates then being obtained for, and the concessions then being granted to tenants under, renewal leases for similar space in office buildings of similar quality in the vicinity of the Building, that are of comparable age to the Building and are leased to first-class tenants for similar terms. All determinations shall reflect market conditions expected to exist as of the date Base Rent based on Market Rent is to commence.

(b) In the event there exists an uncured default under this Sublease beyond any applicable notice and cure periods on the date of Subtenant’s Exercise Notice, or at any time thereafter up to and including the date the Renewal Term is to commence, then, at Sublandlord’s option, the Renewal Term shall not commence and Subtenant’s right to renew this Sublease shall lapse and be of no further force or effect.

(c) Notwithstanding any provisions of this Section 20, Subtenant shall have no further rights pursuant to this Section 20, as if this Section 20 had not been included in this Sublease, if Subtenant has assigned this Sublease (other than to entities affiliated with subtenant) or if, at the time of Subtenant’s exercise of its renewal option, more than fifty percent (50%) of the rentable area of the Subleased Premises is then subject to a sub-sublease or sub-subleases (other than to entities affiliated with subtenant).

21. Consent of Landlord. The obligations of Sublandlord and Subtenant under this Sublease are conditioned and contingent upon Landlord consenting hereto by executing and delivering a counterpart of this Sublease or a separate instrument in form reasonably acceptable to Sublandlord and Subtenant signifying its consent. In the event Landlord’s consent is not obtained within thirty (30) days after the date hereof, this Sublease shall automatically terminate and become null and void, and neither Sublandlord nor Subtenant shall have any further obligations or liability hereunder or to each other with respect to the Subleased Premises (except that Sublandlord shall promptly restore to Subtenant any prepaid rent and any security deposit). Sublandlord shall submit this Sublease to Landlord immediately after the full execution hereof and shall use good-faith efforts to obtain the Landlord’s consent hereto. The foregoing contingency shall not be deemed satisfied unless Landlord consents, either in its consent to this Sublease or in a separate form of consent, to Subtenant’s inclusion in the directory in the Building lobby.

22. Examination. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for the Subleased Premises or in any manner bind Sublandlord, and no lease, sublease or obligation of Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant and the consent of Landlord is obtained as described in Section 21 above.

23. Satellite Dish. Throughout the term of this Sublease, Subtenant shall be provided access to such facilities as are necessary to allow Subtenant to receive DIRECTV Satellite television service in the Subleased Premises. Subtenant shall pay upon demand any charges associated with Subtenant’s use of such DIRECTV service, which charges shall if possible be payable directly to the service provider. Sublandlord shall have no liability to Subtenant on account of any temporary interruptions in such DIRECTV service, but shall take all reasonable measures to ensure the continual availability of such service.

24. Estoppel. As a material inducement to Subtenant entering into this Sublease, Sublandlord represents, warrants and certifies to Subtenant that as of the date hereof: (i) the Lease is attached hereto as Exhibit C and that there are no other agreements between Landlord and Sublandlord relating to the Subleased Premises which are not contained therein; and (ii) Sublandlord is not in default in any respect in any of the terms, covenants and conditions of the Lease; and (iii) to Sublandlord’s knowledge, Landlord is not in default in any respect in any of the terms, covenants and conditions of the Lease. Notwithstanding anything in this Sublease to the contrary, Sublandlord shall not amend the Lease in any way (including a termination of the Lease) that could adversely affect Subtenant’s rights under this Sublease.

25. Janitorial Service. If Sublandlord elects to provide its own janitorial services under Section 14(b) of the Lease at any time, then Sublandlord shall provide janitorial service to Subtenant for the Subleased Premises to the same standards as are provided for in Exhibit E to the Lease.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

ATTEST/WITNESS:		Sublandlord:

CAPITALSOURCE FINANCE LLC

By:	/s/ Jacqueline Vernon	By:	/s/ Pierrette Bradshaw

		Its:	Assistant Secretary

Subtenant:

MANCHESTER UNITED LTD.

By:	/s/ Jennifer Whiter	By:	/s/ Ed Woodward

		Its:	Director, Chief of Staff